UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 2, 2014

DARA BioSciences, Inc.
(Exact name of registrant as specified in charter)

Delaware	0-19410	04-3216862
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

8601 Six Forks Road, Suite 160, Raleigh, North Carolina	27615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 919-872-5578

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.  Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.03.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 2, 2014, DARA BioSciences, Inc. (the “Company”) filed with the office of the Secretary of State of the State of Delaware a Certificate of Designation of Preferences, Rights and Limitations of Series C-1 Convertible Preferred Stock (the “Certificate of Designation”) designating 12,500 shares of the Company’s authorized preferred stock as Series C-1 Convertible Preferred Stock, par value $0.01 per share (the “Series C-1 Preferred Stock”). In connection with the public offering previously reported in the Company’s Current Report on Form 8-K dated May 30, 2014, in two closings on June 4, 2014 and June 5, 2014, the Company issued an aggregate of 12,499.92 shares of Series C-1 Preferred Stock (and warrants to purchase 11,261,190 shares of common stock) for gross proceeds of approximately $12.5 million. A summary of the material provisions of the Certificate of Designation governing the Series C-1 Preferred Stock is set forth below.

The Series C-1 Preferred Stock has a liquidation preference of $1,000 per share and ranks, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to the Company’s common stock (“Common Stock”), (2) senior to any series of Company preferred stock ranked junior to the Series C-1 Preferred Stock, (3) junior to the Company’s Series A preferred stock and Series B-2 preferred stock, and (4) junior to all existing and future indebtedness of the Company. The Series C-1 Preferred Stock is entitled to receive dividends equal (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of Common Stock. No other dividends will be paid on shares of Series C-1 Preferred Stock. Except as required by law, holders of the Series C-1 Preferred Stock do not have any voting rights; provided that the consent of the holders of 66.6% of the outstanding shares of Series C-1 Preferred Stock shall be required to take certain actions that would adversely affect the rights of the Series C-1 Preferred Stock.

Subject to certain ownership limitations as described below, the Series C-1 Preferred Stock is convertible at any time at the option of the holder into shares Common Stock at a conversion ratio determined by dividing the stated value of the Series C-1 Preferred Stock (or $1,000) by a conversion price of $1.11 per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. In addition, until such time that for 30 consecutive trading days (a “Qualifying Period”), (i) the VWAP of the Common Stock is at least 200% of the then effective conversion price of the Series C-1 Preferred Stock and (ii) the daily dollar trading volume on such 30 trading days during the Qualifying Period exceeds $250,000 per trading day, if the Company sells or grants any right to purchase or sell any Common Stock or Common Stock equivalents entitling any person to acquire shares of Common Stock (subject to exceptions for certain exempt issuances, including issuances pursuant to equity compensation plans, certain issuances to consultants, issuances in connection with exercise or exchange of common stock equivalents already outstanding and issuances pursuant to acquisitions or strategic transactions) at an effective price per share that is lower than the then conversion price of the Series C-1 Preferred Stock (the “Base Conversion Price”), then the conversion price shall be further reduced to equal the Base Conversion Price.

Subject to limited exceptions, a holder of shares of Series C-1 Preferred Stock will not have the right to convert any portion of its Series C-1 Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 3.99%, 4.99% or 9.99% (as elected by the holder) of the number of shares of Common Stock outstanding immediately after giving effect to its conversion (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%. The Company has the right to force the conversion of the Series C-1 Preferred Stock subject to certain conditions, including that (i) the VWAP of the Common Stock for each of any 30 consecutive trading days (the “Threshold Period”) exceeds 200% of the then effective conversion price and (ii) the volume Common Stock traded for each trading day during any Threshold Period exceeds $250,000 per trading day. The Company has the right to redeem the Series C-1 Preferred Stock for a cash payment equal to 130% of the stated value of the Series C-1 Preferred Stock.

The foregoing description of the Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following Exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Exhibit Description

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series C-1 Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARA BioSciences, Inc.

Dated: June 5, 2014	By:	/s/ David J. Drutz, M.D.
	Name:	David J. Drutz, M.D.
	Title:	Chief Executive Officer and Chief Medical Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series C-1 Convertible Preferred Stock